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                               PURCHASE AGREEMENT

     Credit Suisse Strategic Small Cap Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

     1. The Fund offers CSAM and CSAM hereby purchases 10,002 shares of common stock of the Fund, which shall consist of 10,000 Class A Shares (the "Initial Class A Shares"), one Class B Share and one Class C Share, each having a par value $.001 per share (the "Shares"), at a price of $10.00 per Share (the "Initial Shares"), the Fund agreeing to waive the initial sales charge and contingent deferred sales charge on such purchase. CSAM hereby acknowledges receipt of certificates representing the Initial Shares and the Fund hereby acknowledges receipt from CSAM of $100,020.00 in full payment for the Initial Shares.

     2. CSAM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

     3. CSAM agrees that if any holder of the Initial Class A Shares redeems such shares in the Fund before one year after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses of the Fund, in the same proportion as the Initial Class A Shares being redeemed bears to the Initial Class A Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by CSAM other than the Initial Class A Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Fund.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of August, 2002.

                                 CREDIT SUISSE STRATEGIC SMALL CAP FUND, INC.

                                 By:/s/Hal Liebes
                                    Name: Hal Liebes
                                    Title: Vice President and Secretary

ATTEST:

/s/Kimiko Fields
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                                 CREDIT SUISSE ASSET MANAGEMENT, LLC

                                 By:/s/Hal Liebes
                                    Name: Hal Liebes
                                    Title: Managing Director and General Counsel

ATTEST:

/s/Kimiko Fields


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